NORTHERN LIGHTS VARIABLE TRUST

OPERATING EXPENSES LIMITATION

AND SECURITY AGREEMENT

THE JNF PORTFOLIOS

THIS OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT (the "Agreement") is effective as of April 12, 2012, as revised March 26, 2014 and September 30, 2014, by and between NORTHERN LIGHTS VARIABLE TRUST, a Delaware statutory trust (the "Trust"), on behalf of each of its series on Appendix A, (each a “Fund” and collectively the “Funds”) and the Advisor of such Funds, JNF Advisors, Inc. (the “Advisor”).

RECITALS:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of April 12, 2012 (the "Investment Advisory Agreement"); with respect to JNF Equity Portfolio and JNF Balanced Portfolio, as of February 25, 2014 with respect to the JNF SSgA Retirement Income Portfolio and as of September 30, 2014 with respect to the JNF Dynasty Liquid Alternatives Portfolio.

WHEREAS, the Funds are responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits; and

WHEREAS, as a condition to the continuation of its contractual relationship with the Advisor, the Trust has required that Advisor grant to the Trust a continuing security interest in and to a designated account established with Gemini Fund Services, LLC, Transfer Agent to the Funds, or its successor and assigns (the "Securities Intermediary");

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Advisor hereby agrees to limit the Funds’ current Operating Expenses to an annual rate, expressed as a percentage of the Funds’ average annual net assets, to the amounts listed in Appendix A (the "Annual Limit"). In the event that the current Operating Expenses of the Funds, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Funds, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a "Fund Reimbursement Payment").

2. Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to the Funds is defined to include all expenses necessary or appropriate for the operation of the Funds and including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-l fees and other expenses described in the Investment Advisory Agreement, but does not include (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions; (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (v) borrowing costs (such as interest and dividend expense on securities sold short); (vi) taxes; and (vii) extraordinary expenses such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Adviser))..

3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in future years on a rolling three year basis, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A.

4. Security Interest.  The Advisor, for value received, hereby pledges, assigns, sets over and grants to the Trust a continuing security interest in and to an account to be established by the Advisor with the Securities Intermediary and designated as a collateral account (the "Collateral Account"), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the "Collateral") to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement).  For so long as this Agreement is in effect, any redemptions of Collateral shall require the approval of the Board of Trustees of the Trust (the "Board").

5. Collateral Event.  In the event that either (a) the Advisor does not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Funds (either (a) or (b), a "Collateral Event"), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, estimates will be required in connection with the liquidation of the Funds (the "Liquidation Expenses").  Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, no further instructions shall be required from the Advisor for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Funds.  The Advisor acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund Reimbursement Payment or Liquidation Expenses, the Funds shall retain the right to receive from the Advisor any costs in excess of the value of the Collateral.

6. Control Agreement; Appointment of Attorney-in-Fact.  The Advisor agrees to execute and deliver to the Board, in form and substance satisfactory to the Board, a Control Agreement by, between and among the Trust, the Advisor and the Securities Intermediary pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code.  Without limiting the foregoing, the Advisor hereby irrevocably constitutes and appoints the Trust, through any officer thereof, with full power of substitution, as Advisor's true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Advisor and in the name of the Advisor or in the Trust's own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable.

Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Advisor representing any interest payment, dividend, or other distribution payable in respect of/to the Collateral, or any part thereof, and to give full discharge for the same.  Upon such Collateral Event, the Board, in its discretion, may direct the Advisor or Advisor's agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

7. Covenants.  So long as this Agreement shall remain in effect, the Advisor represents and covenants as follows:

(a)

No later than 5 days after the effective date of this agreement, the Advisor shall invest at least $30,000 in the Collateral Account, unless Fund assets have reached $15 million (in which case no Collateral Account is required).

(b)

To the fullest extent permitted by law, the Advisor agrees not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement.

8. Term. This Agreement shall become effective on the date first above written and shall remain in effect until at least April 30, 2016, unless sooner terminated as provided in Paragraph 9 of this Agreement and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

9. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Funds, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board.  This Agreement will automatically terminate, with respect to the Funds listed in Appendix A if the Investment Advisory Agreement for the Funds is terminated and the Funds continue to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Investment Advisory Agreement's termination for the Funds.

10. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

NORTHERN LIGHTS VARIABLE TRUST	JNF ADVISORS, INC.
on behalf of The JNF Portfolios

By: _________________________________	By: ________________________________
Name: Andrew Rogers	Name: Craig Hawley
Title: President	Title: General Counsel

Appendix A

Funds

Operating Expense Limit

JNF Equity Portfolio

1.25%

JNF Balanced Portfolio

1.25%

JNF SSgA Retirement Income Portfolio

1.00%

JNF Dynasty Liquid Alternatives Portfolio

1.00%